EXHIBIT 99.1

Department of Energy

Idaho Operations Office

1955 Fremont Avenue

Idaho Falls, ID 83415

November 13, 2018

Lightbridge Corporation

11710 Plaza America Drive; Suite 200

Reston, VA 20190

SUBJECT:	Application Review, Funding Opportunity Announcement DE-FOA-0001817, U.S. Industry Opportunities for Advanced Nuclear Technology Development, Application ARD-18.3-16157: Development, Demonstration and Licensing of Innovative, Safe and Cost-Efficient Lightbridge Fuel Technology for Existing and Future Commercial Reactors (CLN190207)

Thank you for your interest and application submitted under the subject Funding Opportunity Announcement (FOA).

The Department of Energy, Office of Nuclear Energy has completed its review of the applications received in response to the FOA. Unfortunately, your application was not among those recommended for selection at this time. The consensus strengths and weaknesses identified by the Merit Review Panel and program policy factors applicable to your proposal are enclosed.

We understand and very much appreciate that significant time and effort are required to prepare an application, and we sincerely appreciate your submittal. After consideration of this feedback, you are eligible to resubmit your application for future quarterly submittals under this FOA.

Sincerely, Procurement Services Division

Enclosure

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Enclosure
Lightbridge Corporation	CLN190207

Consensus summary of strengths and weaknesses identified:

Strengths: The approach proposed by the applicant is detailed, well thought-out, and includes logical schedule sequences to achieve the goals and objectives of the project. The parallel approach of developing a commercial capability while conducting fundamental thermal-hydraulic and irradiation thermal performance testing is an aggressive strategy, which can provide a significant schedule advantage if executed successfully. The proposed metallic fuel, with its enhanced heat transfer and load following capabilities, addresses important technological gaps for improved fuel safety, performance, and economics. Development of the high temperature coextrusion process proposed by the applicant would eliminate the potential for fabrication losses and waste disposal issues associated with sodium bonded fuel.

Completion of the proposed work could also help begin the establishment and demonstration of domestic infrastructure and regulatory approach for High Assay Low Enriched Uranium (HALEU) nuclear fuels, which are intended to be used by many advanced reactor concepts. The applicant has implemented a Quality Assurance Program compliant with 10 CFR 50 Appendix B and ASME NQA-1 2008E/2009A, which will be instrumental during the licensing process.

The commercialization potential of this proposal is significantly increased through the engagement of an experienced fuel manufacturer, support of potential end users, and the establishment of a utility advisory board. The team, which consists of industry, academia, and national lab personnel, has extensive experience in the nuclear industry and in fuel development relevant to the proposed activities. The applicant provided examples of their ability to meet cost and schedule objectives for several relevant projects.

Weaknesses: While this proposal does a good job of outlining the scope of this proposed project, it does not provide sufficient information to determine what steps need to be taken, such as interactions with the U.S. Nuclear Regulatory Commission or subsequent technology development efforts, to meet deployment of a lead test rod (LTR) by 2021, and the first lead test assembly (LTA) in a commercial reactor by the mid 2020’s.

Policy Factor: The following program policy factor was also considered in the review and evaluation of this application: “The consistency and conformance of the work proposed in the application with current Office of Nuclear Energy Congressional appropriations.” The proposal has merits as documented in the above summary of strengths; however, it was determined that the proposal could not be supported within the current Office of Nuclear Energy program priorities and available resources.

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